EMPLOYMENT AGREEMENT

 THIS EMPLOYMENT AGREEMENT ("Agreement") made this March 27, 2008, by and between D. Douglas Burkett, PhD. (the "Executive") whose present address is 3421 S. Camellia Place, Chandler, AZ 85248, and Champions Biotechnology, Inc. (the "Company") whose principal office is 2200 Wilson Boulevard, Arlington, VA.

EXPLANATORY STATEMENT
The Company desires to employ Executive as an employee of the Company, and Executive desires to accept such employment, upon the terms and conditions herein provided.

NOW, THEREFORE, the parties agree as follows:

1.	Duties and Status.

1.1

Employment. The Company hereby engages Executive as a full time employee of the Company to serve as the President of the Company, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The Company agrees that, in his position as President of the Company, Executive shall be, and shall remain at all times during the Term of this Agreement, the highest ranking executive officer of the Company.

1.2

Duties. During the term of this Agreement, Executive shall devote his full time employment and best efforts to serving as an employee of the Company. Executive agrees to faithfully and competently perform all of his duties under this Agreement to the best of his abilities. Executive will report to and shall, at all times, be subject to the direction and control of the Board of Directors of the Company. Executive shall satisfactorily carry out the duties assigned to him and report to such persons as directed. Executive will not take any action which may interfere with, or may adversely affect the business, properties or prospects of the Company or any of its affiliates, or the performance of his duties hereunder in any way.

2.

Term. The term of this Agreement shall commence on March 27, 2008 (the "Effective Date") and shall continue until the close of business on the day immediately preceding the second anniversary of the date of the Effective Date (the "Original Term"). This Agreement will automatically be renewed at the expiration of the Original Term for successive one year periods (each one year period a "Renewal Term") unless notice of non-renewal is given by the Company or Executive at least 60 days prior to the expiration of the Original Term or any Renewal Term or unless this Agreement is otherwise terminated as provided herein (the Original Term and each Renewal Term are collectively referred to as the "Term").

3.	Compensation and General Benefits.

3.1.

Salary. As compensation for Executive's services hereunder, Executive shall be provided a salary at the rate of $225,000 per annum. The salary shall be payable in installments no less frequent than bi-weekly, less any and all deductions and amounts required to be withheld in respect of any federal, state and local taxes and other charges and assessments. Such salary shall be subject to annual review.

3.2.

Bonus Plan. Executive shall be eligible to participate in any bonus and/or incentive compensation plan that the Company may from time to time implement for the benefit of its full-time management employees.

3.3.

Executive Benefit Programs. Executive shall be permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, retirement plans, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, provided that Executive qualifies or is otherwise eligible to participate under the terms of such programs.

3.4.

Vacation and Sick Leave. Executive shall be entitled to vacation, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Company from time to time in effect, but in no case will the vacation allotment be less than 15 working days per annum.

3.5.

Stock Options. On October 10, 2007 (the "Grant Date"), the Company awarded Employee (who, as of the Grant Date, was engaged by the Company as a consultant) the option to acquire 500,000 shares of the Company's stock at the per share exercise price of $0.75 (the "Options"), which represented the fair market value of the Company's common stock as of the Grant Date. The Company herein reaffirms its prior grant of the Options to Employee, which shall vest as follows: (i) 166,665 Options shall vest upon the first anniversary of the Grant Date; (ii) 166,665 Options shall vest upon the second anniversary of the Grant Date; and (iii) 166,670 Options shall vest upon the third anniversary of the Grant Date. All vested Options held by Executive shall be exercisable over a five-year period expiring on the fifth anniversary of the Grant Date (which is October 10, 2012) (the "Exercise Period"); provided, however, that the option will terminate upon a material breach by the Executive of this Agreement, and will expire and terminate upon any termination of this Agreement or the Executive's employment, except as otherwise expressly provided in Section 5 of this Agreement.

4.	Executive's Representations and Warranties.

4.1.

 No Prior Agreements. Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in the Company's Business Protection Agreement.

4.2.

Confidential Information of Others. Executive represents, warrants and covenants he will not disclose to the Company or otherwise use, in the course of his employment with the Company, any confidential information which he is restricted from disclosing or using pursuant to any other agreement or duty to any other person.

4.3.

Non-Competition Covenants. Executive represents and warrants to the Company that he is not bound by any non-competition or non-solicitation agreement or similar restriction which would prohibit him from accepting employment with the Company or performing any duties on behalf of the Company.

4.4.

Return of Company Property. Executive agrees that upon termination of employment he will promptly return to the Company all Confidential Information, all Intellectual Property of the Company and all other property of the Company, including all correspondence, manuals, notebooks, lists of customers and suppliers, prototypes, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in Executive's possession or control, he shall not shall not take any action to preserve or regain access to such information through any means, including but not limited to access to the Company's facilities or through a computer or other digital or electronic means, and shall promptly pay all amounts due, owing or otherwise payable by Executive to the Company. Executive expressly authorizes the Company to withhold any amounts payable to him, including for wages, compensation, reimbursement and otherwise, until he has complied with this Section.

4.5.

Business Protection Agreement. Executive acknowledges that this Agreement is contingent upon Executive's acceptance of and agreement to be bound by all of the terms and provisions of the Company's Business Protection Agreement ("BPA"), a copy of which has been delivered to Executive. Accordingly, Executive covenants and agrees to be bound and abide by all terms and provisions of the BPA, regardless of whether such agreement is ever signed or delivered by Executive.

4.6.

Company's Remedies for Breach. Executive acknowledges that, as the violation by Executive of the provisions of Section 4 would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Executive in a court of equity from violating such provisions. Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

5.	Termination.

5.1.

Termination Upon Expiration, Death, Incapacitation or Disability. This Agreement and Executive's employment shall expire and terminate upon the expiration of the Term hereof. This Agreement and Executive's employment shall terminate upon the death of Executive and may be terminated by the Company at any time upon the disability of Executive upon notice from the Company. For purposes of this Agreement, "disability" shall mean any illness or incapacity which renders the Executive unable or incapable, in the judgment of the Company's Board of Directors, of performing his duties hereunder in a manner satisfactory to the Board of Directors for a period of 90 days in any 12 month period. In the event Executive's death, incapacity or disability, the Company shall pay to Executive or his estate or heirs, as the case may be, his then current salary and benefits payable to him under Section 3 hereof and provide to the Executive the benefits that he had been receiving pursuant to Section 3.3 hereof through the remainder of the then-current term of this Agreement, and all Options granted to Executive by the Company on the Grant Date shall immediately vest, and those vested Options shall become and remain exercisable by Executive or Executive's estate, as the case may be, through and until the expiration of the Exercise Period, subject to Executive's compliance with his obligations under Section 4 (which for all purposes of this Agreement includes the obligation to comply with the BPA) and provided that Executive or his estate or heirs, as the case may be, executes a release and agreement satisfactory to the Company pursuant to which he agrees not to make any claims, whether at law or in equity, against the Company.

	5.2.	Termination by the Company.

5.2.1.

Termination by the Company Without Cause. The Company may terminate Executive's employment without cause, upon 30 days written notice to Executive. In such event, the Company shall pay to Executive his then current salary and provide to the Executive the benefits that he had been receiving pursuant to Section 3.3 hereof for four months following such termination, and all Options granted to Executive by the Company on the Grant Date shall immediately vest, and those vested Options shall become and remain exercisable by Executive through and until the expiration of the Exercise Period, subject to Executive's compliance with his obligations under Section 4 hereof and provided that Executive executes a release agreement satisfactory to the Company pursuant to which he agrees, among other things, not to make any claims, whether at law or in equity, against the Company.

5.2.2.

Termination by the Company for Cause. The Company may terminate Executive's employment for Cause (as hereinafter defined). In such event, the Company shall have no obligation to make any payments to Executive except, subject to Executive's compliance with his obligations under Section 4 hereof, for any portion of his salary through the date of such termination, provided that Executive executes a release agreement satisfactory to the Company pursuant to which he agrees, among other things, not to make any claims, whether at law or in equity, against the Company. The term "Cause" means: (i) an action or failure to act by Executive constituting fraud, misappropriation or damage to the property or business of the Company; (ii) the commission of an act of material dishonesty, conviction of or plea of nolo contendere to a crime, or causing the Company to commit a crime; (iii) the intentional failure by Executive to comply with reasonable directives provided to him by the Company's Board of Directors, or the Executive's material failure to comply with his responsibilities or perform his duties hereunder; (iv) Executive's material breach of any of his obligations under this Agreement or any of the policies of the Company; or (v) the unauthorized use, misappropriation or disclosure by Executive of any Confidential Information of the Company or of any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company, provided, however, that with respect to (iii) and (iv) above, Executive will be provided written notice of any failures, and/or breach constituting "Cause" and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach.

5.2.3.

Termination by Executive for Good Reason. Executive may, at any time during the Term, terminate his employment and this Agreement for "Good Reason," upon written notice given to the Company by Executive identifying with specificity the cause for which he is terminating the Agreement, provided, however, the Company shall have been given at least 30 days to cure the matter that constitutes or gives rise to such "Good Reason" and such matter shall not have been cured or eliminated by the Company. For the purposes hereof, "Good Reason" means, in the absence of any "Cause" as defined above: (i) the material diminution of Executive's duties, authority or responsibilities without Executive's prior written consent; (ii) any change in Executive's position in the Company placing him below the position of highest ranking executive officer of the Company; (iii) the reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; (iv) the material breach by the Company of its obligations under this Agreement; or (v) a relocation by the Company of Executive's principal work site to a facility or location located a significant distance outside the greater Phoenix, Arizona metropolitan area. In the event of such termination, the Company shall pay Executive his then current salary and provide to the Executive the benefits that he had been receiving pursuant to Section 3.3 hereof for four months following such termination, and all Options granted to Executive by the Company on the Grant Date shall immediately vest, and those vested Options shall become and remain exercisable by Executive through and until the expiration of the Exercise Period, subject to Executive's compliance with his obligations under Section 4 hereof and provided that Executive executes a release agreement satisfactory to the Company pursuant to which he agrees, among other things, not to make any claims, whether at law or in equity, against the Company.

5.2.4.

Termination by Executive Without Good Reason. In the event Executive terminates his employment without Good Reason, the Company shall have no obligation to make any payments to Executive except, subject to Executive's compliance with his obligations under Section 4 hereof, for any portion of his salary through the date of such termination, provided that Executive executes a release agreement satisfactory to the Company pursuant to which he agrees, among other things, not to make any claims, whether at law or in equity, against the Company.

5.3	No Other Obligation. Upon the termination of Executive's employment for any reason, the Company shall have no further obligation to Executive whatsoever except as expressly stated in this Section.

6.	Miscellaneous.

6.1.

Entire Agreement. The Company has made no representations other than as set forth herein. No modification or amendment of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all parties.

6.2.

Benefit. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon Executive and his heirs, personal and legal representatives, and guardians, and shall inure to the benefit of Executive. This Agreement may not be assigned by Executive in whole or in part.

6.3.

Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

6.4.

Notices. Any notice required to be given pursuant to this Agreement shall be in writing and delivered in person, or sent by certified mail, return receipt requested, if to the Company, at its principal office and if to Executive, at his residence address as contained in the records of the Company.

6.5.

Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflicts of laws principles which would apply the law of another jurisdiction. The parties hereby waive trial by jury in any action arising under this Agreement. Any action arising under this Agreement shall be brought in and shall be subject to the exclusive jurisdiction and venue of the state or federal courts located in Maryland, except where injunctive relief is sought in any other jurisdiction in connection with the enforcement of this Agreement.

6.6.

Waiver. The failure of any party to fully enforce any provision hereof shall not be deemed to be a waiver of such provision or any part thereof, and the waiver by any party of any provision hereof shall not be deemed to be a waiver of any other provision hereof or a waiver with respect to any other incidence of non-compliance therewith. No waiver shall be effective unless in writing and signed by the party so waiving.

	6.7.	Survival. The provisions of Section 4 hereof shall survive the termination of this Agreement and Executive's employment hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal, with the intent that this be a sealed instrument, on the day and year first above written.

ATTEST/WITNESS:	COMPANY:

_________________________	By:________________________________(SEAL)

EXECUTIVE:

_________________________	___________________________________(SEAL)